Exhibit 99.1

Noble Corporation 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478

PRESS RELEASE

NOBLE CORPORATION PUBLISHES NEW INVESTOR PRESENTATION

AND FLEET CONTRACT STATUS UPDATE

SUGAR LAND, TEXAS, JUNE 23, 2021—Noble Corporation (NYSE: NE) today announced that it has published a new investor presentation. In addition, its report of drilling rig status and contract information has been updated as of June 23, 2021. Both can be found under the “Investor” section on the Company’s website, www.noblecorp.com.

Investors and others should note that we may announce material information using Securities and Exchange Commission filings, press releases, public conference calls, webcasts and the “Investor” section of our website. In the future, we will continue to use these channels to distribute material information about the company and to communicate important information about the company, key personnel, corporate initiatives, regulatory updates and other matters. Information that we post on our website could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our company to review the information we post on our website.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Currently, Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra- deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is an exempted company incorporated in the Cayman Islands with limited liability with registered office at P.O. BOX 309,Ugland House, S. Church Street, Grand Cayman, KY1-1104. Additional information on Noble is available at www.noblecorp.com.

NC-930

06/23/2021

For additional information, contact:

Craig Muirhead

Vice President – Investor Relations and Treasurer

investors@noblecorp.com